Exhibit 99.1

NEWS RELEASE
RLI Corp.	9025 N. Lindbergh Drive | Peoria, IL 61615-1431 P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE

CONTACT: John Robison

(309) 693-5846
John_Robison@rlicorp.com www.rlicorp.com

RLI declares 129th consecutive dividend

                PEORIA, ILLINOIS, August 21, 2008, RLI Corp. (NYSE:RLI) — The RLI Corp. board of directors has declared a third quarter cash dividend of $0.25 per share, the same as the previous quarter.  The dividend, which is payable on  October 15, 2008 to shareholders of record as of September 30, 2008, will take RLI’s cumulative return to shareholders to more than $172 million over 129 consecutive quarterly dividends. RLI has paid and increased dividends in each of the last 33 years.

The company’s dividend yield would be 1.81%, based on the $1.00 indicated annual dividend and today’s closing stock price of $55.21.

RLI is a specialty insurance company serving “niche” or underserved markets. With a diverse portfolio of property and casualty coverages and surety bonds, it has achieved an underwriting profit in 27 of the last 31 years, including the last 12. RLI and subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. RLI operates in all 50 states from office locations across the country.

For additional information, contact Treasurer John Robison at (309) 693-5846 or at john_robison@rlicorp.com or visit our website at www.rlicorp.com.

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